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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 -------------------------
FORM 3                                                 WASHINGTON, D.C. 20549                                     OMB APPROVAL
                                                                                                           -------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             OMB Number: 3235-0104
                                                                                                           Expires: January 31, 2005
                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     Estimated average
                                   Section 17(a) of the Public Utility Holding Company Act of 1935         burden hours per
                                       or Section 30(f) of the Investment Company Act of 1940              response ........... 0.5
                                                                                                           -------------------------
(Print or Type Response)
------------------------------------ -----------------------   ---------------------------------------------------------------------
1. Name and Address of Reporting     2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
   Person*                              Requiring Statement
                                        (Month/Day/Year)
   Raytech Corporation Asbestos                                   Raytech Corporation (RAY)
   Personal Injury Settlement Trust     April 18, 2001         ---------------------------------------------------------------------
------------------------------------ ------------------------  5. Relationship of Reporting Person(s)   6. If Amendment, Date of
   (Last)     (First)     (Middle)   3. IRS or Identification     to Issuer                                Original (Month/Day/Year)
                                        Number of Reporting             (Check all applicable)
                                        Person, if an entity         Director       X  10% Owner
   c/o Meltzer, Lippe, Goldstein &      (Voluntary)              ---               ---
   Schlissel, LLP                                                    Officer (give     Other (specify
   190 Willis Ave.                                               --- title below)  --- below)           ----------------------------
------------------------------------                                                                    7. Individual or Joint/Group
              (Street)                                               -----------------------------         Filing (Check Applicable
                                                                                                           Line)
                                                                                                           X  Form filed by One
                                                                                                          --- Reporting Person
                                                                                                              Form filed by More
                                                                                                          --- than One Reporting
     Mineola     NY      11501                                                                                Person
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     (City)    (State)   (Zip)                         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                2.  Amount of Securities     3.  Ownership         4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                           Beneficially Owned           Form:  Direct         (Instr. 5)
                                         (Instr. 4)                   (D)or Indirect
                                                                      (I)  (Instr. 5)
------------------------------------ -------------------------    -------------------   --------------------------------------------
------------------------------------ -------------------------    -------------------   --------------------------------------------

Common Stock                         34,758,032                   D

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).
                POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
                RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                              (Over)
                                                                                                                     SEC 1473 (3-00)
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FORM 3 (CONTINUED)                    TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative          2.Date Exercisable   3.Title and Amount of        4.Conversion   5.Ownership    6.Nature of
  Security                       and Expiration       Securities Underlying        or Exercise    Form of        Indirect
  (Instr. 4)                     Date                 Derivative Security          Price of       Derivative     Beneficial
                                 (Month/Day/Year)     (Instr. 4)                   Derivative     Security:      Ownership
                               -------------------  ----------------------------   Security       Direct (D)     (Instr. 5)
                                                                          Amount                  or Indirect
                               Date      Expira-           Title          or                      (I)
                               Exer-     tion                             Number                  (Instr. 5)
                               cisable   Date                             of
                                                                          Shares
-----------------------------  --------  ---------  -------------------- ------- -------------  -------------  ---------------------

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Explanation of Responses:
                                                                                  Raytech Corporation Asbestos Personal Injury
                                                                                  Settlement Trust

                                                                                  BY: /S/ ARCHIE R. DYKES             AUGUST 9, 2002
                                                                                  -------------------------------     --------------
**  Intentional misstatements or omissions of facts constitute Federal            **Signature of Reporting Person          Date
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               Archie R. Dykes, Trustee

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
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